Exhibit 10.7

DEPARTMENT OF NATURAL RESOURCES

ecoENERGY FOR BIOFUELS

Existing Renewable Alternatives to Diesel Production Facility Agreement

NON-REPAYABLE CONTRIBUTION AGREEMENT

THIS AGREEMENT is made in duplicate

BETWEEN:
HER MAJESTY THE QUEEN IN RIGHT OF CANADA (“Canada”), represented by the Minister of Natural Resources,

AND:
METHES ENERGIES CANADA INC., a for-profit organization incorporated under the laws in force in the Province of Ontario (the “Proponent”).

                         WHEREAS Canada wishes to encourage the adoption of ecoENERGY for Biofuels (the Program);

                         WHEREAS the Proponent has submitted to Canada a Proposal which qualifies for support under the Program;

                         WHEREAS Canada and the Proponent agree that the Incentive paid to the Proponent will be based on Eligible Production in litres multiplied by the Incentive Rate in dollars;

                         WHEREAS the Project, Methes Energies Mississauga, is owned in whole or in part by METHES ENERGIES CANADA INC.;

                         AND WHEREAS Canada is willing to provide an Incentive in the manner and upon the terms and conditions hereinafter set forth;

                         NOW, THEREFORE, Canada and the Proponent agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Agreement” means this Agreement and the attached Schedules A, B, C, D and E. In the case of a conflict between the Agreement and the Schedules, the terms of the Agreement shall take precedence;

“Biodiesel” means a fuel that is a Renewable Alternative to Diesel produced from Feedstock;

“Eligible Production” means the portion of Total Production, in litres, that is produced in Canada and is accepted under the Program for an Incentive, as per maximum limits described in Schedule B of this Agreement, and sold by the Proponent during a quarter;

“Fair Value” means the price that would be agreed upon in an arm’s length transaction between fully informed, knowledgeable, and willing parties;

“Feedstock” means a renewable substance used as the primary input for the production of the Biodiesel;

“Fiscal Year” means the period beginning on April 1st of any year and ending on March 31st in the next year;

“Incentive” means the amount paid to the Proponent by Canada and calculated pursuant to the terms and conditions of this Agreement as described in Schedule C;

“Incentive Rate” means the difference between the Profitability Margin and the Industry Margin, per litre, as described in Schedule C of this Agreement;

“Individual Facility Margin” means Revenues minus the Industry Margin Cost Elements multiplied by Eligible Production divided by Total Production in litres, as described in Schedule C of this Agreement;

“Industry” means the sum of all Proponents producing Renewable Alternatives to Diesel under the Program;

“Industry Margin” means weighted average of the Individual Facility Margins producing Renewable Alternatives to Diesel under the Program, divided by the sum of Eligible Production of all Proponents, as described in Schedule C of this Agreement;

“Industry Margin Cost Elements” means costs of Feedstock and methanol used for Total Production during the quarter;

“Intellectual Property” means any Intellectual Property right recognized by the law, including any intellectual property right protected through legislation (such as that governing patents, copyright, trade-marks, and industrial designs);

“Minister” means the Minister of Natural Resources and includes any duly authorized officers or representatives;

“Nameplate Capacity” means the number of litres per year of Biodiesel that the facility is capable of producing as certified by an engineer registered in Canada on behalf of the Proponent, technology or construction provider or a qualified subcontractor;

“Profitability Margin” means the per litre margin for production of Renewable Alternatives to Diesel, as determined by Minister, and used by the Program in the calculation of the Incentive Rate, as described in Schedule C of this Agreement;

“Project” means the description of the Proponent’s operation, as outlined in Schedule A;

“Proposal” means a written ecoENERGY for Biofuels application form and all additional information received from the Proponent;

“Renewable Alternatives to Diesel” means a fuel accepted under the Program, made from Feedstock;

“Revenues” means all consideration received by the Proponent for Total Production including any amount that may be received from provincial, territorial or municipal governments;

“Total Production” means the number of litres of fuel made from Feedstock that are sold by the Proponent during the quarter, produced by the facility in relation to the Project.

1.2	Grammatical variations of the above terms have similar meanings. Words importing the singular number only shall include the plural and vice versa.

2.	REPRESENTATIONS AND WARRANTIES

2.1

The Proponent represents and warrants that all factual matters contained in the Proposal and Project and all supporting material submitted are true and accurate, and that all estimates, forecasts and other related matters involving judgement were prepared in good faith and to the best of its ability, skill and judgement.

2.2	The Proponent represents and warrants that the Eligible Production is produced in Canada.

2.3

The Proponent represents and warrants that all information submitted to Canada as set out in Schedule D is true, accurate and was prepared in good faith and to the best of its ability, skill and judgement.

2.4	The Proponent undertakes to submit to Canada all information set out in Schedule D in strict compliance of the time set out in Schedule D.

3.	COMING INTO FORCE

3.1	This Agreement comes into force when signed by the parties.

4.	CONDUCT OF PROJECT

4.1	The Proponent shall carry out the Project promptly, diligently and in a professional manner and in accordance with the terms and conditions of this Agreement.

4.2	The Proponent shall comply with all applicable federal, provincial and municipal laws in relation to the Project.

5.	COMPLIANCE WITH ENVIRONMENTAL LEGISLATION

5.1

The Proponent shall comply with all applicable federal, provincial and municipal environmental legislation in relation to the Project. Canada may consider failure to comply with this obligation as a material breach.

5.2	The Proponent shall provide any information requested by Canada to satisfy its obligations under the Canadian Environmental Assessment Act as a result of the Project under this Agreement.

5.3

The Proponent shall comply with all conditions arising out of an environmental assessment conducted in accordance with the Canadian Environmental Assessment Act as a result of the Project under this Agreement, including the implementation of mitigation measures and any follow up program.

5.4

Notwithstanding any other provisions of this Agreement, it is a condition of this Agreement that, where an environmental assessment of a Project is required under the Canadian Environmental Assessment Act, Canada shall not make any payments to the Proponent unless and until:

	a)	an environmental assessment has been carried out in accordance with the Canadian Environmental Assessment Act; and

b)

the responsible authority(ies), pursuant to the Canadian Environmental Assessment Act, has(have) determined that taking into account the implementation of mitigation measures, the Project is not likely to cause significant adverse environmental effects.

5.5

Notwithstanding any other provision of this Agreement, if a change that would trigger a reassessment of the Project under the Canadian Environmental Assessment Act is proposed for, or made to the Project, the parties agree that Canada’s obligation under this Agreement will be suspended until an environmental assessment is completed and Canada determines that the Project as modified is unlikely to result in any significant adverse environmental effects.

5.6

The Proponent shall inform Canada of any circumstance where Project components or activities result in additional or unforeseen environmental effects during the time for which Canada is considered a responsible authority, pursuant to the Canadian Environmental Assessment Act. Furthermore, the Proponent shall review with Canada and other federal authorities, as appropriate, the potential significance of these environmental effects. The Proponent agrees to implement any measures that are considered to be technically and economically feasible to mitigate significant adverse environmental effects and, if necessary, to implement a follow-up program to ensure the effectiveness of the proposed mitigation measures.

6.	INCENTIVE

6.1

Notwithstanding any other provision of this Agreement, Canada’s liability under this Agreement shall not in any circumstances exceed FIVE MILLION AND THREE HUNDRED SIXTY THOUSAND DOLLARS ($5,360,000.00).

6.2	The Incentive will be calculated in accordance with Schedule C of this Agreement.

6.3	The Proponent shall be entitled to claim Incentive in a given Fiscal Year, up to the maximum set out in Schedule B.

6.4	The Proponent shall declare to Canada any amounts owing under any legislation or contribution agreements by the Proponent to Canada and Canada may set-off any such amounts owing to Canada.

7.	METHOD OF PAYMENT

7.1

Subject to the terms and conditions of this Agreement, following receipt of a claim for payment, acceptable to Canada, accompanied by copies of documents in accordance with Schedule D or as otherwise requested by the Minister, Canada shall pay an Incentive to the Proponent.

7.2	The Proponent shall claim the Incentive on a quarterly basis starting JULY 1, 2008 until JUNE 30, 2015.

7.3

In order to receive an Incentive, each claim for payment must be submitted by the Proponent to Canada within fifteen (15) business days after the end of a quarter. If the Proponent fails to submit its claim for payment within fifteen (15) business days after the end of a quarter, the Proponent shall not receive its Incentive for that quarter.

8.	ACCOUNTS AND AUDIT

8.1	For a period of ten (10) years from the signing of this Agreement, the Proponent shall:

a)

keep proper books, accounts, and records of the Eligible Production, including audit reports from an independent accredited auditor, Industry Margin Cost Elements and Revenues in connection with the Project and shall keep its invoices, receipts, and vouchers relating thereto;

	b)	keep proper and accurate records relating to the environmental impact (if any) of the Project;

c)

on demand, make available to Canada such books, accounts, records, invoices, receipts, and vouchers referred to above and permit Canada to examine and audit and take copies and extracts from such documents;

	d)	allow Canada, at Canada’s discretion, to conduct audits to verify accuracy of reports submitted under Schedule D and E; and

	e)	allow Canada, at Canada’s discretion, to conduct a technical audit to verify the Proposal and the Project.

8.2

If, at any time, any discrepancy is identified between the amounts paid by Canada and the amounts actually payable under this Agreement, the appropriate adjustments shall be promptly made between the parties. If there has been an overpayment by Canada, the amount of the overpayment shall constitute a debt due to Canada and may be so recovered.

9.	INTELLECTUAL PROPERTY

9.1	All Intellectual Property that arises in the course of the Project shall vest in the Proponent.

9.2

The Proponent shall supply to Canada the reports and documents described in Schedule D or as otherwise required by Canada under Article 13 (Reports), and the Proponent hereby grants to Canada a non-exclusive, irrevocable, world-wide, free and royalty-free licence in perpetuity to use and modify such reports and documents for internal non-commercial governmental purposes.

10.	INDEMNITY

10.1

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to any wilful misconduct or negligent act or omission of the Proponent or its employees and agents in the performance of this Agreement, except to the extent caused by a breach of duty of Canada or its ministers, employees and agents.

10.2

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to any claim, demand or action made by a third party against them or any of them based upon Canada’s capacity as a provider of financial assistance under this Agreement, including, without limitation, any claim in respect of materials or services provided by a third party to the Proponent or to a subcontractor of the Proponent.

10.3

The Proponent shall indemnify and save harmless Canada and its ministers, employees and agents, from any and all claims, demands, losses, costs (including lawyers’ fees), damages, actions or proceedings resulting from or related to the Proponent or its employees and agents entering into a loan, capital lease or other long term obligation in relation to the Project.

11.	DEFAULT

11.1

If, in the opinion of Canada, there has been a misrepresentation or a breach of warranty under Article 2 (Representations and Warranties), or a breach of condition under Article 5 (Compliance With Environmental Legislation), or the Proponent fails to proceed diligently with the Project, or is otherwise in default in carrying out any of the terms, conditions, covenants, or obligations of this Agreement, or if the Proponent becomes bankrupt or insolvent, or has a receiving order made against it (either under the Bankruptcy and Insolvency Act or otherwise), or a receiver is appointed, or the Proponent makes an assignment for the benefit of creditors, or if an order is made or a resolution passed for the winding up of the Proponent, or if the Proponent takes the benefit of any statute for the time being in force relating to bankrupt or insolvent debtors, Canada may, by giving notice in writing to the Proponent, exercise any or all of the following remedies:

	a)	terminate the whole or any part of this Agreement;

	b)	terminate the obligation on the part of Canada to pay any monies in respect of the Project, including monies due or accruing due; and

	c)	direct the Proponent to repay forthwith all or any part of monies paid by Canada pursuant to this Agreement and that amount is a debt due to Canada and may be so recovered.

11.2

In the event of the termination of this Agreement by Canada under Paragraph 11.1, Canada may, in the discretion of Canada, pay to the Proponent Canada’s share of the Incentive for Eligible Production of the Project produced to the date of termination.

12.	ACCESS

12.1

The Proponent shall ensure that Canada has access during normal working hours to any premises or place where the Project is being carried out for the purposes of inspecting and assessing the progress of the Project and all matters pertaining thereto.

13.	REPORTS

13.1.	The Proponent shall submit Project reports satisfactory to the Minister in accordance with the provisions of Schedules D and E or as otherwise requested by the Minister

14.	LEGAL RELATIONSHIP

14.1	Nothing contained in this Agreement shall create the relationship of principal and agent, employer and employee, partnership or joint venture between the parties.

14.2	The Proponent shall not make any representation that:

	a)	the Proponent is an agent of Canada; or

	b)	could reasonably lead any member of the public to believe that the Proponent or its contractors are agents of Canada.

15.	ACKNOWLEDGEMENT

15.1	The Proponent will acknowledge the financial support of Canada in all public information produced as part of the Project.

15.2	The Proponent shall inform the Minister of all media announcements in relation to the Project.

16.	TIME OF ESSENCE

16.1	Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.

17.	MEMBERS OF PARLIAMENT

17.1	No Member of the House of Commons or Senate shall be admitted to any share or part of this Agreement or to any benefit arising therefrom.

18.	CONFLICT OF INTEREST

18.1

It is a term of this Agreement that no individual, for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Values and Ethics Code for the Public Service apply, shall derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

19.	FORCE MAJEURE

19.1

The parties shall not be in default or in breach of this Agreement due to any delay or failure to meet any of their obligations caused by or arising from any event beyond their reasonable control and without their fault or negligence, including any act of God or other cause which fully frustrates the performance of this Agreement or which fully discontinues operation of the Project (a “force majeure event”). In the event of a force majeure event which fully frustrates or discontinues the performance of this Agreement Canada will only be liable for its proportionate share of the Incentive up to the date of the occurrence of such event.

19.2

The performance of the obligation affected by a “force majeure event”, as set out in Paragraph 19.1, shall be delayed by the length of time over which the event lasted. However, should the interruption continue for more than one hundred and eighty (180) days, this Agreement may be terminated by Canada.

19.3

Should either party claim the existence of a “force majeure event” as set out in Paragraph 19.1, prompt notice thereof shall be given to the other party and the party claiming the existence of a “force majeure event” shall have the obligation to use its best efforts to mitigate any damages to the other party and to provide reasonably satisfactory evidence of the existence of such event to the other party.

20.	GOVERNING LAW

20.1	This Agreement shall be interpreted in accordance with the applicable federal laws and the laws in force in the Province of Ontario.

21.	PROJECT ASSIGNMENT AND TRANSFER OF RIGHTS

21.1

The Proponent shall not assign this Agreement without the prior written consent of Canada, which shall not be unreasonably withheld and any assignment made without that consent is void and of no effect.

22.	NOTICES

22.1

The claims for payment, requests, notices, and information referred to in this Agreement shall be sent in writing or by any method of telecommunication and, unless notice to the contrary is given, shall be addressed to the party concerned at the following address:

To Canada

Isabelle Saint-Laurent
Senior Manager
ecoENERGY for Biofuels
Fuels Policy and Programs
Office of Energy Efficiency
Natural Resources Canada
580 Booth Street
Ottawa, Ontario
K1A 0E4

Telephone: (613) 947-7789
Facsimile: (613) 995-8961
E-mail: Isabelle.Saint-Laurent@NRCan-RNCan.gc.ca

To the Proponent:

Nicholas Ng
Director of Business Development
Methes Energies Canada Inc.
5-4170 Sladeview Crescent
Mississauga, Ontario
L5L 0A1

Telephone: (905) 828-2700 ext. 602
Facsimile: 1-866-276-9589
E-mail: nng@methes.com

22.2

Notices, requests and documents are deemed to have been received, if sent by registered mail, when the postal receipt is acknowledged by the other party; by facsimile or electronic mail, when transmitted and receipt is confirmed; and by messenger or specialized courier agency, when delivered.

23.	AMENDMENTS

23.1	No amendment of this Agreement or waiver of any of its terms and conditions shall be deemed valid unless effected by a written amendment signed by the parties.

24.	DISPUTE RESOLUTION

24.1

The parties may attempt to resolve any dispute arising out of or pursuant to this Agreement by recourse to the dispute resolution methods identified in the following sequence, although steps may be by-passed by mutual consent.

	1)	negotiations;
	2)	non-binding mediation or conciliation; or
	3)	binding arbitration.

24.2

If the parties cannot agree on any of the foregoing dispute resolution mechanisms, either party may, at any time, elect to have such dispute resolved by litigation in the proper judicial forum in Canada.

24.3	Any party may within fifteen (15) days take the dispute to the next step if the parties fail to agree on the appointment or procedure referred to in this Article.

24.4

When mediation or conciliation is selected by the parties, they shall jointly appoint one impartial expert mediator or conciliator to undertake the process according to mutually agreed upon procedures.

24.5

If the parties decide to submit a dispute to arbitration, it shall be carried out pursuant to the Commercial Arbitration Act of Canada. The arbitral award shall be in terms of money only, and shall not include punitive damages, costs or interim measures. The parties shall attempt to appoint jointly one impartial expert arbitrator. If the parties cannot agree within thirty (30) days on the choice of an arbitrator, each party shall appoint, at its own cost, one impartial expert arbitrator and those two arbitrators shall appoint an expert third arbitrator as chairperson of an arbitral tribunal.

24.6

When one of the above steps 24.1(2) or (3) is selected to resolve a dispute, the parties shall jointly enter into a contract with the required mediator or conciliator, third party, arbitrator or arbitrators, as the case may be, to pay the costs for the desired services and to bear their own costs of participating in the process involved. The contracts referred to and contemplated by this Article shall be in the form and content as proposed by Canada.

25.	APPROPRIATION

25.1	The payment of monies by Canada under this Agreement is subject to there being an appropriation by Parliament for the Fiscal Year in which the payment of monies is to be made.

25.2

Notwithstanding any other provision of this Agreement, Canada may reduce or cancel its financial contribution to the Project upon written notice to the Proponent in the event that the funding levels for the Department of Natural Resources are changed by Parliament during the term of this Agreement. In the event that Canada reduces or cancels its financial contribution, the parties agree to amend the Project and the Incentives for Eligible Production of the Project, namely this Agreement, to take into account the reduction or cancellation of Canada’s financial contribution.

26.	LOBBYING ACT

26.1

The Proponent shall ensure that any person lobbying on behalf of the Proponent is registered pursuant to the Lobbying Act and that the fees paid to the lobbyist are not to be related to the value of the financial contribution pursuant to the terms of this Agreement.

27.	SUCCESSORS AND ASSIGNS

27.1	This Agreement shall inure to the benefit of and be binding on the parties and their respective representatives, successors and assigns.

28.	OFFICIAL LANGUAGES/LANGUES OFFICIELLES

28.1	This Agreement is drawn in English at the request of the parties. Les parties ont convenu que le présent Accord soit rédigé en anglais.

28.2

All public information documents related to the Project prepared or paid in whole or in part by Canada must be made available in both official languages, when the Department of Natural Resources judges that this is required under the Official Languages Act. Tout document d’information publique préparé ou payé en tout ou en partie par le Canada ayant trait au Projet doit être offert dans les deux langues officielles, lorsque le Ministère des Ressources naturelles le juge pertinent, conformément à la Loi sur les langues officielles.

29.	SEVERABILITY

29.1	Invalidity or unenforceability of one or more provisions of this Agreement shall not affect any other provision of this Agreement.

30.	ENTIRE AGREEMENT

30.1

This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, communications, and other agreements, whether written or verbal between the parties.

IN WITNESS WHEREOF this Agreement has been executed on behalf of Her Majesty the Queen in right of Canada by an officer duly authorized by the Minister of Natural Resources and on behalf of the Proponent, by an officer duly authorized on its behalf.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

February 10, 2009

Date	Margaret McCuaig Johnston
Assistant Deputy Minister
Energy Technology and Programs Sector

METHES ENERGIES CANADA INC.

FEB 09, 2009

Date	John Loewen President

SCHEDULE A

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

DESCRIPTION OF OPERATION

1.	DESCRIPTION/SCOPE:

a) Owners

The facility, Methes Energies Mississauga, is owned by Methes Energies Canada Inc. Methes Energies Canada Inc. is 100% owned by Methes Energies International Ltd.

The total Nameplate Capacity of all facilities that Methes Energies International Ltd. owns is 30 million litres of Biodiesel.

b) Location

The facility is located in Mississauga, Ontario, globally positioned approximately at 43º31’52” North and 79º43’10” West. The address of the facility is

5-4170 Sladeview Crescent
Mississauga, Ontario
L5L OA1

c) Nameplate Capacity

The Mississauga facility’s Nameplate Capacity is 5 million litres of Biodiesel.

d) Technology

The Project uses the Methes Energies Canada Inc. Denami 600 Biodiesel Processor. The conversion process uses the base-catalyzed trans-esterification of oil with methanol.

e) Operation

The Project will require approximately 5000 tonnes of Feedstock per year, composed of 2500 tonnes of beef tallow and 2500 tonnes of choice white grease. It is expected that this Feedstock will be sourced from Canada and the United States.

Energy inputs are electricity and natural gas. Electricity is used for Power pumps and controls; annual requirements are estimated at 161,280 kWh. The quantity used per litre of fuel is 0.032256 kWh with a Megajoule equivalent of 0.1161216. Natural gas is used to heat products during reaction; annual requirements are estimated at 79,800 m3. The quantity used per litre of fuel is 0.604086 m3 with a Megajoule equivalent of 30.2043.

Water is sourced from the City of Mississauga. It is estimated that the Project will use 3 million litres of non-contact cooling water annually, or 0.6 litres of water per litre of renewable fuel produced, to condense the methanol in the flash evaporators.

Glycerine is produced as a co-product, at an expected annual production volume of 937 tonnes.

Based on information related to energy type and quantity submitted by the Proponent in their application, as well as emissions factors supplied by the Program, the Project’s estimated annual direct energy-related GHG emissions, at nameplate capacity, are expected to be approximately 0.15 kilotonnes of CO2 equivalent per year.

f) Fuel Quality

In its application to the Program, the Proponent has indicated that Biodiesel will not be sold until it has passed the ASTM D6751 or EN 14214 analysis.

2.	BENEFITS:

Benefits to Stakeholders

The Program’s operating incentives, which vary according to market conditions and average industry profitability, will partially offset the risk associated with fluctuating feedstock and fuel prices.

Benefits to Canada

The Government of Canada is committed to expanding the production and use of cleaner, renewable biofuels such as ethanol and biodiesel.

The Project will produce Renewable Alternatives to Diesel in Canada, contributing to the development of a competitive domestic industry for renewable fuels. The Project will contribute to achieving the goals of the Government’s four-pronged strategy. The strategy aims to reduce greenhouse gas (GHG) emissions resulting from fuel use, encourage greater production of biofuels, accelerate the commercialization of new biofuel technologies, and provide new market opportunities for agricultural producers and rural communities.

SCHEDULE B

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

MAXIMUM ANNUAL ELIGIBLE PRODUCTION AND INCENTIVE AMOUNTS

1.	CANADA’S MAXIMUM CONTRIBUTION SHALL NOT EXCEED FIVE MILLION THREE HUNDRED AND SIXTY THOUSAND ($5,360,000) AS DETERMINED IN SECTION 2 BELOW.

2.	MAXIMUM ANNUAL ELIGIBLE PRODUCTION:

Fiscal Year	Eligible Production (millions of litres)	Maximum Incentive Rate Payable ($ per L)	Maximum Incentive

2008-2009	3	0.20		$600,000
2009-2010	5	0.20		$1,000,000
2010-2011	5	0.20	$	l,000,000
2011-2012	5	0.16		$800,000
2012-2013	5	0.14		$700,000
2013-2014	5	0.12		$600,000
2014-2015	5	0.10		$500,000
2015-2016	2	0.08		$160,000

Total				$5,360,000

3.	The Incentive will be calculated in accordance with Schedule C of this Agreement.

SCHEDULE C

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

CALCULATION OF THE INCENTIVE

On a quarterly basis, and for Proponents who have submitted their claim for payment within fifteen (I5) business days after the end of a quarter, the Incentive paid by Canada shall be calculated in the following manner.

1.	The Incentive will be determined in accordance with the following formula:

Incentive = Eligible Production x Incentive Rate

2.	The Incentive Rate (IR) will represent the difference between the Profitability Margin (PM) and the Industry Margin (IM), as follows:

IR = PM - IM

If the IR is equal to or less than zero, no payment will be made.

3.

The PM has been determined by Canada and is set at $0.32 per litre for the 2008-2009 Fiscal Year for the production of Renewable Alternative to Diesel under the Program. This value for the first Fiscal Year has been set based on the industry’s indication of a lack of access to debt financing. The Profitability Margin may be adjusted by the Minister, at the Minister’s discretion for any future Fiscal Year should the Canadian biodiesel industry’s access to debt financing improve. The PM will not be lower than $0.25 per litre for any Fiscal Year.

4.

The IM will be determined by Canada by taking into account the sum of Individual Facility Margins (IFM) and the sum of Eligible Production of all Proponents producing Renewable Alternatives to Diesel under the Program, as follows:

IM = sum of IFM ÷ sum of Eligible Production of all Proponents

5.	The IFM will be determined by Canada by taking into consideration Revenue, Individual Margin Cost Elements, Eligible Production and Total Production, as follows:

IFM =
(Revenue - Individual Margin Cost Elements) x (Eligible Production ÷ Total Production)

6.	The Incentive Rate will not exceed the maximum limit described in the following table:

	Maximum Incentive Rate Payable ($ per L)

Fiscal Year	2008- 2009	2009- 2010	2010- 2011	2011- 2012	2012- 2013	2013- 2014	2014- 2015	2015- 2016

Renewable Alternatives to Diesel	0.20	0.20	0.20	0.16	0.14	0.12	0.10	0.08

SCHEDULE D

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

REPORTS

A.	CLAIMS FOR PAYMENT:

i)	When submitting each claim for payment and within fifteen (15) business days after the end of a quarter, the Proponent shall complete and submit the following claim for payment template.

ii)	The claim for payment must be prepared in accordance with accounting principles in force in Canada and signed by the Chief Financial Officer or Duly Authorized Officer of the Proponent.

Claim for Payment Information Requirement For the period ending on (*Insert the last day of the quarter)

Revenues
	Fuel Sales	$
	Incentives from other level of government	$
Individual Margin Cost Elements
	Feedstock	$
	Methanol	$
Eligible Production
Number of Litres Sold
Total Production
Number of Litres Sold

“I______________an officer, of____________( organization’s legal name as stated in the Contribution Agreement), duly authorized hereby represent and warrant that the above noted information is true and accurate and has been prepared in accordance with accounting principles in force in Canada and I also hereby represent and warrant that transactions with related parties, if applicable, are reported at Fair Value.”

Date	Name of Signing Authority
Title

B.	ANNUAL REPORT:

i)

On an annual basis and no later than March 15th, the Proponent shall provide the anticipated Eligible Production for the last quarter of the Fiscal Year, to allow Canada to establish a payable at year-end.

C.	AUDITED FINANCIAL STATEMENTS:

i)

On an annual basis and within thirty (30) calendar days from the approval of the statements, the Proponent shall provide its audited financial statements and a note signed by its auditor(s) providing assurance that the elements in the claims for payment (Part A) portion of this Schedule were assessed during the audit with respect to accuracy, compliance with accounting principles in force in Canada and that transactions with related parties have been reported at Fair Value.

D.	SPECIAL PURPOSES REPORT:

In order to allow Canada to review the Profitability Margin, on an annual basis and within thirty (30) calendar days from the approval of its audited financial statements, the Proponent shall provide a special purposes report for the Project. This report should be based on the same fiscal period as reported in the audited financial statements, be signed by the Chief Financial Officer or Duly Authorized Officer of the Proponent and include the following information:

i)

Details of the individual components of Revenues by total dollar value and the volumes of each component of Revenues sold, produced and inventoried to include Eligible Production and Total Project Production;

ii)

Details of the individual components of Industry Margin Cost Elements by total dollar value and the volumes of each component of Industry Margin Cost Elements purchased and used in the production process;

	iii)	A detailed summary of all revenue and expense items, excluding items in i) and ii) above, that were used in the determination of net income as disclosed in the Audited Financial Statements;

iv)

Details of Project capital costs balances and expenditures occurring during the year to include plant construction costs, pre-opening costs, capitalized start-up costs, financing costs and any reductions to capital costs from government assistance and sales revenue;

	v)	Details of shareholders’ equity balances and changes occurring during the year to include classes of shares, shares issued, consideration received, dividends paid, and voting and other rights;

vi)

Details of debt and government assistance payable balances and transactions occurring during the year to include principal outstanding, terms and conditions, principal advances and repayments, future payment requirements, and interest expenses;

vii)

A summary of all related party transactions that relate to items i), ii), iii), iv), v) and vi) above and disclosure of transaction details for any of the related party transactions that were not completed on terms and conditions that are similar to those of transactions with unrelated parties to include the measurement basis used, quantities exchanged and the monetary difference between the exchange amount and Fair Value;

	viii)	A summary of gains and losses from hedging activities relating to i) and ii) above and disclosure of any speculative hedging gains or losses included in i) and ii) above; and

	ix)	Disclosure of any related parties that have entered into an Agreement for the Program and a description of the relationship.

E.	COMPLIMENTARY INFORMATION SPREADSHEET:

On quarterly basis and within fifteen (15) business days after the end of a quarter, the Proponent shall provide the complimentary information spreadsheet that will include information on production, Revenue, Industry Margin Cost Elements, Ethanol inventory, Intercompany transactions, and current market prices.

SCHEDULE E

To the Agreement between

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

And

METHES ENERGIES CANADA INC.

COMPLEMENTARY REPORTS

A.	Complementary Environmental Performance Report:

In order to assess the environmental performance of the Project, on an annual basis and no later than June 1st, the Proponent shall provide reports on the environmental performance of the facility that will include information on:

i)	Energy Use

Description of type and quantity of all energy inputs (e.g. natural gas, electricity, biomass, combined heat and power) used for overall plant operations and description of type and quantity of energy inputs used specifically for Renewable Alternative to Diesel and co-product production, if such values are different than that of the overall plant operations.

ii)	Water Use

Description of the process, source and quantity of water used, and if available, such information for each stage of plant operations.

iii)	Feedstock Source(s) and Operation

The type and geographical source of feedstock supply: report distance and mode of transport from feedstock source (including original source, intermediary processing/storage facilities) to fuel production facility; and

Quantity of feedstock required per litre of renewable fuel produced.

iv)	Sale and Distribution

The distribution pathway(s) for saleable products from the facility to buyer(s) - including renewable fuel and co-products. Report the distance and mode of transport required for delivering outputs.

v)	Waste Water

Description of where and the volume of water discharged. In addition, the Proponent may also provide, if available, the quality of water discharged from the Project, such as any changes in temperature, pH, biological/chemical oxygen demand (BOD/COD), and contaminants of waste water discharged.

vi)	Waste and Waste Management

The distribution or disposal of waste resulting from Renewable Alternative to Diesel and co-product production – report type, amount (by volume or mass) and proportion of all waste products and whether they are sold, distributed, or disposed of, where and how.